Issuer Free Writing Prospectus filed pursuant to Rule 433

Supplementing the Prospectus Supplement dated October 15, 2018 and the Prospectus dated January 24, 2018

Registration No. 333-222676

ACCELERATE YOUR INVESTMENTS

New Rate! EARN 2.85%* interest

*Interest rate as of February 5, 2019. The interest rate is variable and subject to change at any time. Toyota Motor Credit Corporation (TMCC) has filed a registration statement (including a prospectus) with the SEC for the offering of the IncomeDriver Notes. Before you invest, you should read that prospectus and other documents TMCC has filed with the SEC which may be obtained for free by visiting the SEC’s website (sec.gov) or the TMCC IncomeDriver Notes website (incomedrivernotes.com/prospectus.pdf). Toyota Financial Services is a service mark of Toyota Motor Credit Corporation IncomeDriver Notes is a registered trademark of Toyota Motor Credit Corporation.

Find out more at IncomeDriverNotes.com